EXHIBIT 99.1

CONTACT INFORMATION:

FOR IMMEDIATE RELEASE	SRA Media Relations Contact: Sheila S. Blackwell 703.227.8345 sheila_blackwell@sra.com

SRA Investor Relations Contact: David Keffer 703.502.7731 david_keffer@sra.com

SRA Completes Acquisition of Era Corporation

FAIRFAX, Va., July 30, 2008 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced that it has completed the acquisition of Era Corporation, a privately held provider of advanced surveillance technologies for the air traffic management, airport operations, military and security market, effective today.

Era is a pioneer and leading supplier of next-generation surveillance and flight tracking solutions. The company has nearly 300 employees and develops multilateration, Automatic Dependent Surveillance-Broadcast (ADS-B) and other technologies that deliver high-performance, high-reliability surveillance solutions to more than 100 customers in the U.S., Canada, Europe, the Middle East, Africa, South America and Asia. The company is headquartered in Reston, Va. with production facilities and research and development centers in the U.S. and Czech Republic.

“Era is a terrific company, and we’re privileged to welcome the Era team into SRA,” said SRA President and CEO Stan Sloane. “Era’s advanced surveillance technologies are modernizing the capabilities of customers around the world. Together, we are well-positioned for rapid growth in this rising market segment.”

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions – including systems design, development, and integration; and outsourcing and managed services – to clients in national security, civil government, and health care and public health markets. The company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The company’s 6,400 employees serve clients from its headquarters in Fairfax, Virginia, and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of July 30, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to July 30, 2008.

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